EXHIBIT 99.1

Grant Thornton LLP Letterhead




October 11, 2002


U.S. Department of Justice
Office of the United States Trustee
600 Las Vegas Boulevard South, Suite 430
Las Vegas, NV  89101

Re: Matter/Bankruptcy Case: Purchasepro.Com, Inc.
                            Case No. BK-S-02-20472

Gentlemen:

We have audited the consolidated balance sheet of PurchasePro.com, Inc. and Subsidiaries (PurchasePro or the Company) as of December 31, 2001, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the year then ended (2001 PurchasePro Financial Statements). Our report on the 2001 PurchasePro Financial Statements is dated
March 27, 2002 (2001 Auditors' Report).

It has come to our attention that on September 12, 2002, PurchasePro filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Nevada. We have also learned that the directors constituting the Company's Audit Committee resigned on September 13, 2002.

In light of the events described in paragraph 2 of this letter, and given the Company's failure to achieve the forecasts of revenues, costs and liquidity furnished us-- initially during our audit of the PurchasePro 2001 financial statements, and thereafter during our performance of other accounting services for the Company in 2002-- we have concluded in our professional judgment that we can no longer be associated with those 2001 PurchasePro Financial Statements. Accordingly, Grant
Thornton LLP hereby advises you that we are withdrawing our 2001 Auditors' Report and that our report can no longer be relied upon. We are also resigning as PurchasePro's auditors.

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We request that you advise those persons who have received a copy of
Grant Thornton LLP's 2001 Auditors' Report and who you believe are relying on, or who are likely to rely on, the 2001 PurchasePro Financial Statements and accompanying 2001 Auditors' Report of our notification to you that the 2001 Auditors' Report should no longer be relied upon. Further, we request that you determine, together with your legal counsel, the necessary disclosure(s) to be made to the Securities and Exchange Commission and any other regulatory body having jurisdiction over PurchasePro. Finally, we would expect to be simultaneously supplied with copies of any notifications that you make pursuant to the requests set forth in this paragraph.


Very truly yours,

Grant Thornton LLP
/s/ Grant Thornton LLP


cc: Mr. Richard Clemmer, PurchasePro.Com, Inc.
    3291 N. Buffalo, Suite # 9
    Las Vegas, NV  89101